EXHIBIT 11


                                LOGILITY, INC.
            Statement re:  Computation of Per Share Earnings (Loss)
                   (In thousands, except per share amounts)


                                               Three Months Ended        Six Months Ended
                                                   October 31,              October 31,
                                              ---------------------     -----------------
                                                 1997        1996         1997      1996
                                              --------     --------     --------  -------
Common Stock:
   Weighted average common
      shares outstanding                       11,891       11,300       11,596    11,300

Dilutive effect of outstanding
      stock options                                11            -            5         -
                                              -------      -------      -------   -------

              Total                            11,902       11,300       11,601    11,300
                                              -------      -------      -------   -------

Net earnings (loss)                           $   961      $(1,544)     $ 1,185   $(2,041)
                                              =======      =======      =======   =======

Earnings (loss) per common
   and common equivalent share                $  0.08      $ (0.14)     $  0.10   $ (0.18)
                                              =======      =======      =======   =======

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